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                                  EXHIBIT 10.38

















                                   ROTO-ROOTER
                        DEFERRED COMPENSATION PLAN NO. 2


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         The purpose of this Plan is to provide certain deferred compensation benefits to a select group of management and highly compensated employees of designated affiliates of Roto-Rooter, Inc. This Plan amends and restates in its entirety the October 1, 1993 Roto-Rooter Management Company Deferred Compensation Plan.

         The Plan's benefits are not insured by the Pension Benefit Guaranty Corporation. The Plan is intended to provide deferred compensation within the scope of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. The Plan is intended to be an unfunded arrangement for purposes of ERISA.

SECTION 1. DEFINITIONS

         1.1 "Account" or "Deferred Compensation Account" means the bookkeeping account maintained for each Participant.

         1.2 "Beneficiary" means the person or entity designated by a Participant in a "Designation of Beneficiary" form prescribed by and filed with the Committee for this Plan. A "Beneficiary" may include the Participant's estate or a trust. A Participant may at any time change a designation of a Beneficiary by filing a new Designation of Beneficiary form with the Employer. If a Participant has not made an effective designation, or if a Beneficiary does not survive the Participant, then "Beneficiary" means the Participant's estate. In the event the Committee has any doubt as to the proper person or entity entitled to receive payments under the Plan, then the Committee may cause payments to be withheld until the matter is decided by a court of competent jurisdiction.

         1.3 "Board of Directors" means the Board of Directors of the Company.

         1.4 "Code" means the Internal Revenue Code of 1986, as amended.

         1.5 "Committee" means the committee designated to administer the Plan as described in Section 2.

         1.6 "Company" means Roto-Rooter Management Company or Roto-Rooter, Inc.

         1.7 "Compensation" means, for purposes of this Plan, the amount of compensation paid to an Employee during each calendar month computed in accordance with the definition of "Compensation" as set forth in the Retirement and Savings Plan.

         1.8 "Deferred Compensation Benefit(s)" means the benefits described in this Plan.

         1.9 "Deferred Compensation Plan" or "Plan" means this Roto-Rooter Deferred Compensation Plan No. 2, as amended from time to time.




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         1.10 "Eligible Employee" means a management or highly compensated
Employee designated by the Board of Directors from time to time as eligible to participate in the Plan. The Board of Directors may revoke this designation at any time.

         1.11 "Employee" means any person who is employed by the Employer.

         1.12 "Employer" means the Company and any other entity which has adopted this Plan with the authorization of the Company.

         1.13 "Entry Date" means the first day of each calendar month.

         1.14 "Participant" means each Eligible Employee who joins the Plan and participates in the Plan.

         1.15 "Permanent Disability" means an Employee's termination of service with the Employer due to a physical or mental disability which permanently disables the Employee from performing the customary duties of the Employee's regular job with the Employer.

         1.16 "Plan Year" means the twelve-month period beginning on January 1.

         1.17 "Retirement" means (a) normal retirement from employment with the Employer at age 65; (b) early retirement from employment with the Employer from age 55 to 65 with no fewer than 10 years of Service; or (c) postponed retirement from employment with the Employer after age 65.

         1.18 "Retirement and Savings Plan" means the Roto-Rooter Retirement and Savings Plan, as amended from time to time.

         1.19 "Valuation Date" means the last business day of each month.

SECTION 2. ADMINISTRATION

         2.1 PLAN ADMINISTRATOR. The Plan shall be administered by a Committee whose members are designated from time to time by the Company. The Committee shall consist of no fewer than three individuals.

         2.2 DUTIES OF PLAN ADMINISTRATOR. The Committee may establish such rules and regulations, not inconsistent with the provisions of the Plan, as it deems necessary for the proper administration of the Plan, and may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with the Plan as it deems necessary or advisable. Subject to the provisions of Section 8.5 of this Plan, all such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, the Employer, their shareholders, Employees, Participants, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.



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         2.3 METHOD OF ACTION. Any action required or permitted to be taken by the Committee under this Plan may be taken in accordance with the applicable provision(s) of the By-Laws of the Company.

SECTION 3. PARTICIPATION

         3.1 GENERAL. Each Eligible Employee who becomes a Participant is eligible to receive benefits under the Plan.

         3.2 PARTICIPATION DATE. Each Employee who becomes an Eligible Employee becomes a Participant on the Entry Date that coincides with or immediately follows the date the Employee becomes an Eligible Employee.

SECTION 4. CONTRIBUTIONS

         The Employer shall establish on its books of account a reserve fund equal to the value of all Plan benefits currently accrued in favor of Participants. The entire cost of this Plan shall be paid from the general assets of the Employer. It is the intent of the Employer to so pay benefits under the Plan as they become due; provided, however, that the Employer may, in its sole discretion, establish or cause to be established a separate trust, pursuant to a trust agreement, and a separate trust account for each Participant and direct that some or all of a Participant's benefits under the Plan be paid from the general assets of the Employer which are transferred to such trust and held in such trust as property of the Employer subject to the claims of the Employer's creditors until such time as benefit payments pursuant to the Plan are made from such assets in accordance with such trust agreement. Until any such payment is so made, neither the Plan nor any Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, such assets. No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, employee, or stockholder of the Employer or Company.

SECTION 5. PARTICIPANT ACCOUNTS; INVESTMENTS

         5.1 PARTICIPANT ACCOUNTS. The Committee will establish a separate Account for each Participant. Each Participant's Account will be credited with the annual benefit amount described in Section 6.1. The Committee may also establish such Sub-Accounts as may be necessary to reflect specific investments which are elected by a Participant pursuant to Section 5.3.

         5.2 STATEMENTS OF PARTICIPANTS' ACCOUNTS. The Committee shall cause to be delivered or mailed to each Participant a statement setting forth the status of the Participant's Account as of the end of the calendar quarter, or more frequently as shall be determined by the Committee.




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         5.3 INVESTMENTS. In the event general assets of the Employer are transferred to a separate trust account for a Participant as permitted under
Section 4, such Participant may make an investment election in the manner and form prescribed by the Committee directing the manner in which amounts contained in such separate trust account shall be invested; provided, however, that all such elections shall be subject to the approval of the Employer and the Employer has the right to restrict such investment to certain designated investment funds. The portion of a Participant's trust account, if any, which is not invested pursuant to the Participant's investment election hereunder shall be invested in the trust in a manner to be determined by the Employer.

         5.4 INVESTMENT EXPERIENCE. In addition to crediting each Participant' s Account with the annual benefit amount described in Section 6.1, each such Account shall be adjusted as of each Valuation Date as follows:

                  (a) The portion, if any, of a Participant's Account which is not contained in a separate trust account, shall be credited with interest at a rate to be established by the Employer from time to time.

                  (b) The portion, if any, of a Participant's Account which is contained in a separate trust account shall be credited or debited with the investment earnings or investment losses, as the case may be, specifically experienced by such Account.

SECTION 6. ANNUAL BENEFIT AMOUNTS

         6.1 ELECTIVE AND MATCHING BENEFITS.

                  (a) Each Participant who is a participant in the Retirement and Savings Plan shall be entitled to make a salary reduction election as described below. As of each Valuation Date, there will be credited to the Account of each such Participant the amount elected by the Participant pursuant to a salary reduction agreement executed by the Participant.

                  (b) The election under subsection (a) shall be made before the beginning of each Plan Year. Such salary reduction contributions shall commence with the first payment of Compensation made after the date on which such salary reduction election is effective.

                  (c) As of each Valuation Date, the Account of each Participant who makes the election under subsection (a) shall be credited with an amount equal to the contribution which would have been allocated as a matching contribution to the account of such Participant under the Retirement and Savings Plan (without regard to the limitations under Code Section 401(m)) had the Participant's salary reduction amount under subsection (a) been contributed to the Retirement and Savings Plan.




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                  (d) As soon as practicable after the end of each Plan Year, but not later than January 31 of the next ensuing year, the Employer shall determine the maximum amount of salary reduction contributions which could have been made by such Participant for such Plan Year under the Retirement and Savings Plan consistent with the limitations under Code Sections 402(g) and 401(k)(3). The lesser of (i) such maximum amount or (ii) the amount of the salary reduction contribution made by such Participant for such Plan Year under subsection (a) shall be distributed to such Participant by no later than March 15 of such next ensuing year, unless such Participant makes the election pursuant to subsection (e).

                  (e) As part of the election under subsection (a), a Participant may also elect to have the amount described in subsection (d) contributed to the Retirement and Savings Plan in which case the Employer shall cause such amount (exclusive of any earnings thereon) to be contributed directly to the Retirement and Savings Plan. In addition, the Employer's matching contribution made pursuant to subsection (c) (exclusive of any earnings thereon) attributable to the amount of salary reduction contributions contributed directly to the Retirement and Savings Plan under subsection (d) shall be contributed directly to the Retirement and Savings Plan, subject to the limitations under Code Section 401(m).

                  (f) Notwithstanding any provision herein to the contrary, a Participant shall not be eligible to make a salary reduction contribution hereunder for any Plan Year unless such Participant has first elected to make the maximum salary reduction contribution equal to 5% of Compensation under the Retirement and Savings Plan for such Plan Year.

                  (g) For the Plan Year ending December 31, 1995, the Account of each Participant shall be credited with the discretionary matching contribution which would have been made on behalf of such Participant under the Retirement and Savings Plan, but which the Participant has elected to be contributed to this Plan.

         6.2 VESTING.

                  (a) A Participant shall at all times have a fully vested interest in amounts credited to his Account which are attributable to salary reduction contributions made by such Participant pursuant to Section 6.1(a). In addition, a Participant will have a fully vested interest in all amounts credited to his Account hereunder upon Retirement, severance while eligible for Retirement, Permanent Disability or upon death prior to Retirement or Permanent Disability.

                  (b) Except as provided in subsection (a), a Participant shall have a vested interest in amounts credited to the Participant's Account hereunder equal to the Participant's vested percentage of the Participant's Employer Contributions Account under the Retirement and Savings Plan.




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                  (c) All amounts forfeited hereunder shall revert to the credit of the Employer. A Participant shall be credited with a year of service for vesting purposes for each Plan Year during which he completes at least 1,000 hours of service with the Employer.

SECTION 7. DISTRIBUTION OF BENEFITS

         7.1 TIME OF PAYMENT.

                  (a) The Participant shall elect the date on which the payment of the vested portion of the Deferred Compensation Benefits shall commence ("Payment Date"). The vested portion of the Deferred Compensation Benefits shall be valued and paid to the Participant or his Beneficiary commencing as of the Valuation Date coinciding with or next following the Payment Date. The Payment Date shall not be subject to modification unless one of the following events occurs:

                           (1) The Participant makes an election to change the
Payment Date which is then in effect ("Modified Payment Date") provided that any such subsequent election must occur (i) no earlier than 1 year after the date on which the election then in effect was made and (ii) no less than 2 years prior to the Payment Date then in effect.

                           (2) The Committee, in its sole and absolute
discretion, consents to the Participant's election of a Modified Payment Date.

                           (3) Section 7.3 applies.

                           (4) The Participant elects a Modified Payment Date
and the election does not satisfy (1), (2) or (3) above. In such event, the Participant's Account shall be reduced by an amount equal to 10% of the value of the Account as of the Valuation Date coincident with or next following the Modified Payment Date.

                  (b) In no event shall the Payment Date or Modified Payment Date be later than the date on which the Participant attains age 70.

                  (c) All elections available to the Participant hereunder shall also be available to the Participant's Beneficiary upon the Participant's death.

         7.2 FORM OF PAYMENTS.

                  (a) The vested portion of the Deferred Compensation Benefits will be paid to the Participant or his Beneficiary according to one of the following methods, as elected by the Participant on or before the effective date of the Participant's participation in the Plan ("Form of Payment Election"):

                           (1) A single lump sum payment.




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                           (2) Annual installments over a period not to exceed
the life expectancy of the Participant as of the Payment Date or Modified Payment Date, whichever is applicable. The amount of each installment shall be determined by dividing the Participant's Account balance as of the Valuation Date immediately preceding the applicable installment payment date by the remaining number of installment payments. Installment payments will be adjusted for the Account's share of earnings or losses described in Section 5.4. If a Participant dies before receiving all of the installment payments, then his Beneficiary will receive the remaining installments.

                  (b) The Participant's Form of Payment Election shall not be subject to modification unless one of the following events occurs:

                           (1) The Participant makes an election to change the
Form of Election Payment which is then in effect provided that any such subsequent election must occur (i) no earlier than 1 year after the date on which the election then in effect was made and (ii) no less than 2 years prior to the Payment Date then in effect.

                           (2) The Committee, in its sole and absolute
discretion, consents to the Participant's election to change the Form of Election Payment.

                           (3) Section 7.3 applies.

                           (4) The Participant elects to change the Form of
Election Payment and the election does not satisfy (1), (2) or (3) above. In such event, the Participant's Account shall be reduced by an amount equal to 10% of the value of the Account as of the Valuation Date coincident with or next following the Payment Date or Modified Payment Date, whichever is applicable.

                  (c) All elections available to the Participant hereunder shall also be available to the Participant's Beneficiary upon the Participant's death.

         7.3 WITHDRAWALS IN THE CASE OF UNFORESEEABLE EMERGENCIES. Notwithstanding the preceding, a Participant may, during his employment with the Employer, apply in the form and manner determined by the Committee to withdraw any portion of his vested Account by reason of an unforeseeable emergency. An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Withdrawals hereunder shall not be made to the extent that such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan. Withdrawals of amounts because of an unforeseeable emergency must only be permitted to the extent reasonably needed to satisfy the emergency need.




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SECTION 8. GENERAL PROVISIONS

         8.1 Nothing in the Plan shall confer upon any Employee any right to continue in the employ of the Employer, or shall affect the right of the Employer to terminate the employment of any Employee with or without cause.

         8.2 The Employer may make such provisions as it may deem appropriate for the withholding of any taxes which the Employer determines it is required to withhold in connection with any Deferred Compensation Benefit.

         8.3 Nothing in the Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to Employees generally, or to any class or group of Employees, which the Employer now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, thrift, group insurance, stock purchase, stock bonus or stock option plan.

         8.4 The Plan may be amended or terminated by the Board of Directors at any time in whole or in part; provided, however, that no such amendment or termination shall adversely affect any Participant Account hereunder. Upon termination of the Plan, each Participant will be entitled to a Deferred Compensation Benefit equal to the Deferred Compensation Benefit to which the Participant would be entitled had he been eligible for and retired on the date the Plan terminated. Participants and Beneficiaries who, as of the date of Plan termination, are otherwise entitled to receive Deferred Compensation Benefits but have not yet received them will be entitled to receive those Deferred Compensation Benefits. The Deferred Compensation Benefits described in this Section will be paid at the time the Participant or Beneficiary would have been entitled to receive them if the Plan had not terminated; provided, however, that the Employer may accelerate the payment of all but not less than all of the Deferred Compensation Benefits under the Plan, the payment of which would otherwise be deferred.

         8.5 The Employer shall have all the powers and authorities as may be necessary to carry out the provisions of the Plan, including the power and authority to interpret and construe the provisions of the Plan, to make benefit determinations and to resolve any disputes which arise under the Plan. Whenever there is denied, whether in whole or in part, a claim for benefits under the Plan filed by any person (herein referred to as the "Claimant"), the Committee shall transmit a written notice of such decision to the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which he receives such notice, he may obtain review of such decision in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or his authorized representative may request that the claim denial be reviewed by the Board of Directors by filing with the Committee a written request therefor, which request shall contain the following information:




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                  (a) the date on which the Claimant's request was filed with the Committee; provided, however, that the date on which the Claimant's request for review was in fact filed with the Committee shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph;

                  (b) the specific portions of the denial of his claim which the Claimant requests the Board of Directors to review;

                  (c) a statement by the Claimant setting forth the basis upon which he believes the Board of Directors should reverse the previous denial of his claim for benefits and accept his claim as made; and

                  (d) any written material (offered as exhibits) which the Claimant desires the Board of Directors to examine in its consideration of his position as stated pursuant to (c) above.

Within 60 days of the date determined pursuant to (a) above, the Company shall conduct a full and fair review of the decision denying the Claimant's claim for benefits. Within 60 days of the date of such hearing, the Company shall render its written decision on review, written in a manner calculated to be understood by the Claimant, specifying the reasons and Plan provisions upon which its decision was based.

         8.6 No Participant or Beneficiary shall encumber or dispose of his right to receive any Deferred Compensation Benefits.

         8.7 The obligation of the Employer to pay Deferred Compensation Benefits merely constitutes the unsecured promise of the Employer to make payments when due. No Participant or Beneficiary has any security interest in, or a lien or prior claim upon, any Account or assets of the Employer. No Plan provisions shall be construed so as to place any Account or other asset in trust with the Employer for the benefit of a Participant, his Beneficiary, or his estate.

         8.8 The provisions of the Plan shall not be construed as giving any person, firm or corporation any legal or equitable right as against the Employer, its officers, employees, or directors, except any rights specifically provided for in the Plan or created in accordance with the terms of the Plan.

         8.9 Any Participant, regardless of age, whose employment with the Employer is terminated for theft or embezzlement of Employer assets or for accepting bribes from suppliers, or who resigns during the pendency or carrying out of an investigation which establishes such conduct, shall forfeit all of his Plan benefits.

         8.10 The invalidity or unenforceability of any particular provision of the Plan shall not affect any other Plan provision. The Plan shall be construed in all respects as if the invalid or unenforceable provision were omitted.




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         8.11 Masculine pronouns and similar words shall be read as the feminine gender where appropriate. The singular form of words shall be read as plural where appropriate.

         8.12 The Plan shall be governed and construed in accordance with the laws of the State of Ohio.

         8.13 The Employer, in its sole discretion, may direct that the Account of a Participant be directly transferred to any other non-qualified deferred compensation plan and/or trust maintained by the Company or any Employer. The Employer, in its sole discretion, may also accept the direct transfer from another non-qualified deferred compensation plan and/or trust maintained by the Company or any Employer of any cash or other assets held in such plan and/or trust for the benefit of an Employee. In the event of the acceptance of any such direct transfer, such cash and/or other assets shall be held in an Account for the benefit of such Employee.




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